UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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HEELYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Heelys, Inc. 3200 Belmeade Drive, Suite 100 Carrollton, TX 75006 www.heelys.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 31, 2007

To the Stockholders of Heelys, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Heelys, Inc. will be held on Thursday, May 31, 2007 at 10:00 a.m. Central Daylight Saving Time in the Addison Lecture Hall at the Crowne Plaza Hotel, 14315 Midway Road, Addison, Texas 75001, for the following purposes:

1.                 To elect seven directors to hold office until the 2008 annual meeting of stockholders.

2.                 To ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007.

3.                 To take action on any other business that may properly come before the meeting and any adjournment or postponement thereof.

Only stockholders who owned our common stock at the close of business on April 19, 2007 can vote at this meeting or any adjournment or postponement that may take place.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. If you later desire to revoke your proxy for any reason, you may do so in the manner provided in the attached proxy statement. Your stock will be voted in accordance with the instructions you have given. If no instruction is given, your shares will be voted “FOR” items 1 and 2 in the proxy.

By order of the Board of Directors,

Corporate Secretary

Carrollton, Texas
April 27, 2007

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies from the holders of shares of voting common stock of Heelys, Inc. to be voted at our 2007 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 31, 2007, at 10:00 a.m. Central Daylight Saving Time, in the Addison Lecture Hall at the Crowne Plaza Hotel, 14315 Midway Road, Addison, Texas 75001

The enclosed proxy is solicited by the Board of Directors of the Company (the “Board”). These proxy materials have been prepared by our management for our Board. This Proxy Statement, the proxy card, and our Annual Report were first mailed to stockholders entitled to vote at the meeting on or about May 7, 2007.

The mailing address of our principal executive office is 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

The terms “we,” “our,” “us,” “Heelys” or the “Company” refer to Heelys, Inc. and its subsidiaries.

GENERAL INFORMATION

What is the purpose of the meeting?

At our Annual Meeting, stockholders will act on the matters disclosed in the Notice of Annual Meeting of Stockholders that preceded this Proxy Statement. There are two proposals scheduled to be voted on at the meeting:

•       Elect seven directors; and

•       Ratify the appointment of Deloitte & Touche LLP to serve as Heelys’ independent registered public accounting firm.

We will also consider any other business that may be properly presented at the meeting and respond to questions from stockholders.

The Board of Directors of Heelys is asking you to vote on the proposed items of business. This Proxy Statement and form of proxy, along with our Annual Report, are first being sent to stockholders on or about May 7, 2007.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

•       FOR all of the nominees for director; and

•       FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Heelys’ independent registered public accounting firm for the fiscal year ending December 31, 2007.

Who is entitled to vote at the meeting?

The Board has set April 19, 2007, as the record date for the meeting. If you were a stockholder of record at the close of business on April 19, 2007, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date.

As of the record date, 27,047,382 shares of Heelys common stock were outstanding. Heelys does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

A quorum is necessary to hold the meeting and conduct business. The presence, either in person or represented by proxy, of stockholders who can direct the vote (with respect to the election of directors) of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A stockholder is counted present at the meeting if:

•       the stockholder is present and votes in person at the meeting; or

•       the stockholder has properly submitted a proxy.

Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., broker non-votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in “street name.”

How do I vote my shares?

If you are a stockholder of record, you can vote your shares without having to attend the meeting by providing a proxy. This can be done by mailing your signed proxy card to us before the meeting. You may also vote in person at the meeting.

If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instruction card.

What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, American Stock Transfer & Trust Company, 6201 – 15th Avenue, Brooklyn, New York 11219 or by telephone at 800-937-5449 (toll-free).

In addition to a proxy card, you may also receive a “voting instructions” card which looks very similar to a proxy card. Voting instructions are prepared by brokers, banks or other nominees for stockholders who hold shares in street name.

Can I vote my shares in person at the meeting?

Yes. If you are a stockholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.

If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

Directors are elected by a plurality of votes cast. This means that the seven nominees receiving the highest number of “FOR” votes from our shares entitled to vote, present in person or represented by proxy, will be elected, provided that a quorum is present at the meeting.

What vote is required on proposals other than the election of directors?

With respect to each item of business to be voted on at the meeting, other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting that are entitled to vote with respect to that item is required for the approval of the item.

How are votes counted?

Stockholders may either vote “FOR” or “WITHHOLD” authority to vote for the nominees for the Board of Directors. Stockholders may also vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal.

If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum.

If you ABSTAIN from voting on the proposals, your abstention has the same effect as a vote against those proposals. If you WITHHOLD authority to vote for one or more of the directors, this has the same effect as a vote against the director or directors for which you WITHHOLD your authority.

If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for purpose of determining a quorum, and may be voted on Item 1: Election of Directors, and Item 2: Ratification of Appointment of Independent Registered Public Accounting Firm, at the discretion of your broker.

Broker non-votes and other non-voted shares will not be deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and thus will have no effect on the outcome of such matter. We do not expect any broker non-votes, as brokers have discretionary authority to vote for all directors and for ratification of the appointment of our independent registered public accounting firm.

What if I do not specify how I want my shares voted?

If you do not specify on your returned proxy card how you want to vote your shares, the proxies will vote them as recommended by our Board:

•       FOR the election of all of the nominees for director; and

•       FOR the ratification of the appointment of Deloitte & Touche LLP as Heelys’ independent registered public accounting firm for the fiscal year ending December 31, 2007.

Can I change my vote?

Yes. You may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

•       by delivering a written notice of revocation to Heelys’ Corporate Secretary;

•       by submitting another properly signed proxy card at a later date to our Corporate Secretary; or

•       by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Who pays the cost of proxy preparation and solicitation?

The Company pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.

We are soliciting proxies by mail. In addition, proxies may be solicited personally by some of our directors, officers and regular employees. These individuals receive no additional compensation beyond their regular salaries for these services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ITEM 1:               ELECTION OF DIRECTORS

Our stockholders are being asked to elect seven directors for the ensuing year or until the election and qualification of their respective successors. Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our By-Laws provide that our Board will consist of not less than one member, with the exact number of directors determined by our Board. Our Board has set the number of directors at seven.

Under our By-Laws, each of our directors holds office for one-year terms or until his successor has been elected and qualified or until his earlier death, resignation, disqualification or removal. Directors need not be stockholders.

Nominees for Election

William R. Thomas, a current Heelys’ Board member, has decided not to stand for re-election.

Capital Southwest Venture Corporation (“CSVC”) has the right to designate two nominees for director to be included in management’s slate of director nominees, so long as it owns at least 15% of the outstanding shares of our common stock, and one such nominee so long as it owns at least 10%, but less than 15%. CSVC has designated Mr. Samuel B. Ligon, who is a currently a director, and Mr. Jeffrey G. Peterson, who is not currently a director, as its designees for nomination to our Board.

Each of the seven individuals listed has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

Based upon the recommendation of our independent directors, pursuant to our Director-Nomination Process, the following persons have been nominated by our Board to be elected to serve on the Board at this 2007 annual meeting of stockholders. All of the nominees, with the exception of Mr. Peterson, are current directors. The following information is as of April 19, 2007.

Michael G. Staffaroni
Age 50
Chief Executive Officer and President

Mr. Staffaroni has served as our Chief Executive Officer since January 2001, as our President since May 2006 and as one of our directors since August 2006. Before joining us as Chief Executive Officer, Mr. Staffaroni served as our full-time consultant from August 2000 to January 2001. From September 1995 to February 2000, Mr. Staffaroni was Vice President of the Rollerblade division of Benetton Group, S.p.A., a worldwide design, marketing, manufacturing and distribution company. From May 1992 to September 1995, Mr. Staffaroni served as Vice President of Research, Design and Development at L.A. Gear, an athletic footwear company. Mr. Staffaroni began his footwear career in 1976 and during his career has been involved in product development, marketing, operations and general management. Mr. Staffaroni attended the University of Wisconsin-Milwaukee.

Roger R. Adams
Age 52
Director of Research and Development

Mr. Adams is the inventor of HEELYS-wheeled footwear. Mr. Adams has been one of our directors since he founded our company in 2000, and served as our President and Secretary until May 2006, when he became our Director of Research and Development. Before inventing HEELYS-wheeled footwear and founding our company, Mr. Adams served as a crisis associate, mental health counselor, mental health supervisor and regional coordinator for the State of Oregon from 1990 to 1995. Mr. Adams has extensive industry experience and has been involved in the skate industry for over 40 years, including operating his family’s skate centers and working in his family’s skate distribution company and skate-related manufacturing company. Mr. Adams received a Bachelor of Arts degree in psychology and a graduate degree in clinical counseling and independent studies from Pacific Lutheran University. Mr. Adams is the first cousin of Richard E. Middlekauff, one of our directors.

Patrick F. Hamner
Age 51
Chairman of the Board

Mr. Hamner has served as one of our directors and our Chairman of the Board since May 2000, and became a full-time employee of our company in May 2006. Prior to May 2006, Mr. Hamner was a Senior Vice President of Capital Southwest Corporation, a publicly traded venture capital investment company, and its subsidiary CSVC. Mr. Hamner has over 24 years of venture capital experience and business start-up and development activities. Mr. Hamner currently serves on the board of directors of Blue Magic, Inc., Jet-Lube, Inc., The RectorSeal Corporation and The Whitmore Manufacturing Company, all of which are chemical or lubricant manufacturing companies and are wholly owned by Capital Southwest Corporation. From October 2001 to October 2002, Mr. Hamner served as Chairman of the National Association of Small Business Investment Companies. Mr. Hamner received a Bachelor of Science in mechanical engineering, cum laude, from Southern Methodist University and a Master of Business Administration from the University of Texas.

Samuel B. Ligon
Age 67
Committees: Audit, Compensation

Mr. Ligon has served as one of our directors since June 2000. Mr. Ligon has more than 31 years of experience with various consumer product companies. Mr. Ligon served as Chairman of the Board of Jokari/US, Inc., a consumer products company, from 1975 through July 2006, and has served as Chairman of the Board and CEO of Smith Abrasives, Inc., a consumer products company since 1993. Mr. Ligon has served since September 2003 as a director and since July 2005 as a member of the audit committee of the board of directors of Capital Southwest Corporation. Mr. Ligon has a Bachelor of Science from Auburn University and a Master of Business Administration from Harvard Business School.

Richard E. Middlekauff
Age 64
Committees: Audit, Compensation

Mr. Middlekauff has served as one of our directors since our inception in 2000. Since June 1977, Mr. Middlekauff has owned a Ford car dealership in Plano, Texas. Mr. Middlekauff received a Bachelor of Science in business administration from Oregon State University and a Master of Business Administration from Cal-State Long Beach. Mr. Middlekauff is the first cousin of Roger R. Adams.

Jeffrey G. Peterson
Age 33
Proposed Board Member

Mr. Peterson is Vice President of Capital Southwest Corporation, a publicly traded venture capital investment company. Mr. Peterson joined Capital Southwest Corporation in 2001 and has served as its Vice President since 2005. In this capacity, he serves on the board of directors of PalletOne, Inc., Media Recovery, Inc., BOXX Technologies, Inc., Balco, Inc. and Wellogix, Inc., and on the advisory board of BankCap Partners Fund I, L.P. Prior to joining Capital Southwest Corporation, Mr. Peterson was an investment banker advising clients in connection with mergers, acquisitions and dispositions, leveraged buyouts and capital-raising activities with Scott & Stringfellow, Inc. from 1997 through 1999. He also served at Banc One Corporation, from 1995 through 1996, where he helped underwrite commercial banking facilities as a Credit Analyst. Mr. Peterson presently serves as Vice President and President-Elect of the Southern Regional Association of Small Business Investment Companies, on the Education Committee of the Venture Capital Institute and on the steering committee of the Dallas-Fort Worth Private Equity Forum. He received a Master of Business Administration with distinction from the Johnson Graduate School of Management at Cornell University and a Bachelor of Business Administration from the University of Texas at Austin.

James T. Kindley
Age 60
Committees: Audit, Compensation

Mr. Kindley has served as one of our directors since August 2006. Mr. Kindley has over 35 years of consumer product experience. Currently, Mr. Kindley is a senior lecturer at the Cox Graduate School of Business at Southern Methodist University where he has taught in the marketing department since 1996. From 1996 to 1999, Mr. Kindley served as President of American Designer Pottery, a manufacturer of polyurethane garden containers, from 1990 to 1995 as Vice President of Marketing for Williamson-Dickie Mfg. Co., from 1988 to 1990 as Vice President of Marketing for Bissell, Inc. and from 1985 to 1988 as Group Product Manager for Newell Rubbermaid Inc. He is also engaged by several companies as a new product consultant and holds over ten patents. Mr. Kindley has served as a member of the board of directors of Williamson-Dickie Mfg. Co. since 2002. Mr. Kindley has a Bachelor of Science from Georgia Institute of Technology, a Master of Science in product design from the Illinois Institute of Technology and a Master of Business Administration from Harvard Business School.

The Board of Directors recommends that you vote “FOR” the election of each nominee named above.

ITEM 2:               RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, termination, compensation and replacement of Heelys’ independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP to serve as Heelys’ independent registered public accounting firm to examine Heelys’ financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2007. Deloitte & Touche LLP has acted as Heelys’ independent registered public accounting firm since 2000.

We are not required to submit this appointment to the stockholders for ratification but the Board believes it is desirable as a matter of good corporate governance practice. If our stockholders fail to ratify the appointment, the Audit Committee may, but is not required to, reconsider whether to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change is in the best interests of the Company and its stockholders.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Heelys’ independent registered public accounting firm.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 19, 2007 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and (iv) all executive officers and directors as a group. The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options that are exercisable within 60 days of April 19, 2007 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of Named Executive Officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Heelys, Inc., 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage
5% Holders Not Listed Below:
Capital Southwest Venture Corporation(6)(7)	9,317,310	34.45%
Directors and Named Executive Officers:
Michael G. Staffaroni(1)	1,136,337	4.14%
Patrick F. Hamner(2)	543,191	1.98%
Roger R. Adams(3)	4,887,066	18.07%
Richard E. Middlekauff(4)	2,435,234	9.00%
Samuel B. Ligon(5)	308,515	1.14%
William R. Thomas(6)	9,317,310	34.45%
Jeffrey G. Peterson(7)	9,317,310	34.45%
James T. Kindley(8)	2,000	*
Michael W. Hessong(9)	375,459	1.37%
Charles D. Beery(10)	471,813	1.72%
Other Executive Officers:
James S. Peliotes	—	—
Robert W. Byrne	—	—
William D. Albers	—	—
All directors and executives officers as a group (13 persons)(11):	19,476,925	70.91%

                 * Less than 1 percent.

       (1) Includes 1,060,713 shares of common stock owned by Staffaroni Partners LP, a family limited partnership. Mr. Staffaroni may be deemed to share with his spouse voting power and investment power over these shares. Includes options to purchase an aggregate of 75,624 shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007.

       (2) Includes options to purchase an aggregate of 181,041 shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007.

       (3) Includes 113,625 shares of common stock owned by CYPO, Inc., a Texas corporation wholly owned by the RRA Family Trust UA. Mr. Adams is the sole trustee and settlor of the RRA Family Trust UA and exercises sole voting and investment power over these shares. Mr. Adams is in the process of transferring the record ownership of 4,773,441 shares of common stock to the RRA Family Trust UA.

       (4) Includes 250,000 shares of common stock owned by The Middlekauff 2006 Children’s Trust. Mr. Middlekauff is the trustee of the trust and exercises voting and investment power over these shares, but Mr. Middlekauff disclaims beneficial ownership of such shares.

       (5) All of Mr. Ligon’s shares are owned jointly with Patricia Ligon, his spouse.

       (6) Mr. Thomas is one of our directors and is also President, Chairman of the Board and a director of Capital Southwest Corporation. Mr. Thomas is not standing for re-election to the Company’s Board of Directors. As indicated in the table, Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock. Mr. Thomas may be deemed to share voting power and investment power with respect to the shares of common stock beneficially owned by Capital Southwest Venture Corporation. Mr. Thomas disclaims beneficial ownership of such shares. The address for Mr. Thomas and Capital Southwest Venture Corporation is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

       (7) Mr. Peterson is a nominee for election to the Company’s Board of Directors. Mr. Peterson is Vice President of Capital Southwest Corporation. As indicated in the table, Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock.  Mr. Peterson may be deemed to share voting power and investment power with respect to the shares of common stock beneficially owned by Capital Southwest Venture Corporation. Mr. Peterson disclaims beneficial ownership of such shares. The address for Mr. Peterson and Capital Southwest Venture Corporation is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

       (8) All of Mr. Kindley’s shares are owned jointly with Susan George Kindley, his spouse.

       (9) Includes options to purchase an aggregate of 95,103 shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007.

(10) Includes options to purchase an aggregate of 66,457 shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007.

(11) Includes options to purchase an aggregate of 418,225 shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations, require Heelys’ directors, executive officers, and any persons holding more than 10 percent of Heelys’ common stock (collectively, “Reporting Persons”) to report their initial ownership of Heelys’ securities and any subsequent changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has established specific due dates for these reports, and Heelys is required to disclose in this Proxy Statement any failure of a Reporting Person to file a required report by the applicable due date. On December 8, 2006, James T. Kindley, one of our directors, purchased 2,000 shares of Heelys’ common stock. This transaction was reported on Form 4 on March 29, 2007. On December 12, 2006, William D. Albers, one of our executive officers, was granted employee stock options. This transaction was reported on Form 3 on January 24, 2007. Except for the late filings by Mr. Kindley and Mr. Albers, and based solely on a review of copies of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

EXECUTIVE OFFICERS

The following sets forth, as of April 19, 2007, our executive officers and other significant employees.

Michael G. Staffaroni, 50, serves as our Chief Executive Officer, President and Director. His biography is contained in the section of this Proxy Statement entitled “Election of Directors.”

Patrick F. Hamner, 51, serves as our Chairman of the Board and Director. His biography is contained in the section of this Proxy Statement entitled “Election of Directors.”

Roger R. Adams, 52, serves as our Director of Research and Development and Director. His biography is contained in the section of this Proxy Statement entitled “Election of Directors.”

Michael W. Hessong, 41, has served as our Chief Financial Officer since December 2000 and as our Vice President—Finance, Treasurer and Secretary since May 2006. Mr. Hessong served as Vice President—Finance of the Marketing Continuum, a promotional marketing company, from May 1998 to December 2000. He also served as Vice President—Finance of Firstcom Music, a licensor of production music, from August 1997 to May 1998, and was the Controller and Director of Operations for Jokari/US, Inc., a consumer product company from May 1993 to August 1997. Mr. Hessong is a licensed certified public accountant in the State of Texas and received a Bachelor of Science in accounting from Oklahoma State University.

Charles D. Beery, 55, has served as our Senior Vice President—Global Sales since March 2001. Mr. Beery has over 25 years of athletic footwear and marketing experience. He has held executive level and sales positions at L.A. Gear, Nike, Stride-Rite, Kaepa and Wilson Sporting Goods. Mr. Beery received a Bachelor of Science in physical education from Texas Tech University.

James S. Peliotes, 40, has served as our Vice President—Marketing since October 2006. Mr. Peliotes has over 17 years of experience with consumer products companies. From August 2002 through September 2006, Mr. Peliotes served as a Business Unit Manager for Easton-Bell Sports, a sports products company. From July 2000 through July 2002, Mr. Peliotes served as a Director of Brand Management for Diageo, a liquor manufacturer. From August 1989 through June 2000, Mr. Peliotes served in various marketing and product manager positions at Kimberly-Clark Corporation, a worldwide consumer products company. Mr. Peliotes has a Bachelor of Arts from Lakeland College and a Master of Business Administration from the University of Nevada, Las Vegas.

Robert W. Byrne, 42, has served as our Vice President—Design and Development since October 2006. Mr. Byrne has almost 20 years experience in product design and development. Before joining us, Mr. Byrne worked from August 1998 through May 2005 as a product designer and developer at Skechers USA, Inc., an international footwear company. From December 1993 through August 1998, Mr. Byrne served as Vice President at Edge Quest, a research and development footwear company, and from May 1989 through December 1993, he was in product design and development at L.A. Gear, an athletic footwear company. Mr. Byrne received a Bachelor of Arts in Art Communication from Roanoke College.

William D. Albers, 51, has served as our Vice President—Sourcing since December 2006. Mr. Albers has over 24 years of experience in sourcing, manufacturing, and technologies development in the footwear industry. Before joining us, Mr. Albers was Director of Development at Pony International from June 2004 to December 2006 and Director of Development for Nautica Footwear from 2002 through 2006. From May 2001 through July 2002, Mr. Albers served as West Coast Sales Manager for Polymer Dynamics, Inc. From June 1999 through May 2001, Mr. Albers served as Senior Development Manager of Soft Goods Accessories at Specialized Bicycle Components. Mr. Albers has a Bachelor of Science in Health and Physical Education from George Mason University.

CORPORATE GOVERNANCE

Board of Directors

The business and affairs of Heelys is managed by or under the direction of our Board. In providing this oversight, the Board adheres to general guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment. The Board performs a number of functions for Heelys and its stockholders, including:

•       Overseeing the management of the Company;

•       Reviewing Heelys’ long-term strategic plans; and

•       Reviewing and approving annual operating budgets.

The Board derives its power and governance guidelines from our By-Laws. The complete text of our By-Laws is posted on the Investor Relations page of our website at www.heelys.com under the caption “Governance.”

Director Independence

The rules of The Nasdaq Global Market require that our Board be comprised of a majority of independent directors. The Board has determined that Messrs. Kindley, Ligon, Middlekauff and Thomas are independent directors as defined by Rule 4200(a)(15) of The Nasdaq Marketplace Rules and that Mr. Peterson, if elected, would also qualify as an independent director under such rules. The Board also determined that each member of the Company’s Audit Committee and Compensation Committee is an independent director in accordance with those standards and applicable SEC rules and regulations.

On an annual basis, each director and executive officer provides information to the Company pursuant to a director and Officer Questionnaire. The information provided includes the identification of any transactions with the Company in which the director or executive officer, or any member of his immediate family, has a direct or indirect material interest. The information provided indicated that none of the directors has any material relationship (other than being a director or stockholder of the Company) with the Company (either directly or indirectly).

Mr. Middlekauff is the first cousin of Roger Adams. Mr. Adams is our Director of Research and Development and a member of our Board. Mr. Adams is not an executive officer of the Company. The Board has concluded that, in its opinion, Mr. Middlekauff’s relationship with Mr. Adams would not interfere with Mr. Middlekauff’s exercise of independent judgment in carrying out his responsibilities as a director.

Mr. Thomas is President, Chairman of the Board and a director of Capital Southwest Corporation. Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock and has the right to designate up to two nominees of management’s slate of directors. The Board has determined that in its opinion Mr. Thomas’ relationship with Capital Southwest Corporation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

Mr. Peterson is Vice President of Capital Southwest Corporation. The Board has determined that in its opinion Mr. Peterson’s relationship with Capital Southwest Corporation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” in this Proxy Statement.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. Each of our directors, executive officers and employees are expected to conduct the business and affairs of the Company with honesty and integrity and are expected to adhere to high standards of conduct. The Company’s objective is that all persons who deal with us believe that we not only scrupulously follow the law, but also act ethically and honestly. The Code sets out general principles to guide our directors, executive officers and employees in determining proper business conduct and in making ethical decisions as they perform their duties.

The complete text of our Code of Business Conduct and Ethics is posted on the Investor Relations page of our website at www.heelys.com under the caption “Governance.”

Policy Regarding Board Attendance at Stockholder Meetings

All of our directors and senior management are encouraged to attend every Company annual meeting of stockholders so that our stockholders will have the opportunity to meet and question a representative group of our directors and senior executives. As we were not a public company until December 2006, we have not had an annual meeting of stockholders, as the stockholders have always acted by unanimous written consent. Therefore, none of our directors attended a Heelys 2006 annual stockholder meeting.

Related Party Transaction Policy and Procedures

Pursuant to resolutions adopted by our Board on August 29, 2006, all transactions between the Company and its officers, directors, principal stockholders and their affiliates must be consummated on terms no less favorable to the Company than could be obtained by the Company from unrelated third parties and must be approved by a majority of the outside independent and disinterested directors.

Board Meetings

The Board held three meetings during 2006 and took action by unanimous consent five times. All of the board meetings held during 2006 were special meetings of the Board. Each director attended at least 75 percent of the aggregate of all meetings of the Board and its committees on which he served. Pursuant to our By-Laws, the Board is not required to hold meetings on any regular schedule. Regular meetings may be held without notice at such time and at such place as may from time to time be determined by the Board. Special meetings may be called by the Chairman of the Board, the President, or any two or more directors or by one director in the event that there is only a single director in office. Directors must be notified of meetings at least 72 hours before the meeting.

Communication with the Board

Stockholders of the Company may communicate with our Board or any director by writing to the Board in a communication sent to our Corporate Secretary at 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006. Our Corporate Secretary will conduct an initial review of any such communication and will forward the communication to the director or directors to whom it is addressed, except only for communications that are (1) advertisements or promotional communications, (2) solely related to complaints regarding ordinary-course-of-business product or customer service or satisfaction issues or (3) clearly unrelated to the Company’s business, industry, management or Board or committee matters. The Corporate Secretary also will make all such communications available to each member of the Board at the Board’s next regularly scheduled meeting.

Board Committees

Our Board has established an Audit Committee and a Compensation Committee. Each of these committees has a written charter approved by the Board establishing the authority and responsibilities of such committee. Each committee’s charter is posted on the Investor Relations page of our website at www.heelys.com under the caption “Governance.”

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, reviews and monitors (i) our corporate financial reporting and our internal and external audits, including our internal audit and control functions, the results and scope of our annual audit and other services provided by our independent registered public accounting firm and (ii) our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with management and our independent registered public accounting firm before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the Audit Committee has the responsibility to consider and appoint, and determine the services of and the fee arrangements with, our independent registered public accounting firm.

The Audit Committee has the power to establish subcommittees and delegate powers to such subcommittees. The Audit Committee has not established any such subcommittee or delegated any of its powers.

The current members of the Audit Committee are Messrs. Ligon, Middlekauff and Kindley, each of whom has been determined to be independent by our Board. Our Board has determined that Mr. Ligon, the chairman of our Audit Committee, is an “audit committee financial expert” under applicable Securities and Exchange Commission rules and has the required financial sophistication pursuant to the rules of The Nasdaq Global Market. The Audit Committee met one time during 2006.

Compensation Committee

The Compensation Committee of our Board determines, or reviews and approves, forms of compensation provided to our executive officers and our directors, including stock compensation. In addition, the Compensation Committee administers, and oversees the administration of the stock and other incentive compensation plans or programs for all of our other employees. As part of these responsibilities, the Compensation Committee administers our 2006 Stock Incentive Plan. Under the Compensation Committee’s charter, the Compensation Committee may delegate the day-to-day administration of the compensation plan and programs to employees of the Company.

In addition, the Compensation Committee may establish subcommittees consisting of one or more members of the Compensation Committee, and delegate its authority and responsibilities to such subcommittees as it deems appropriate. The Compensation Committee has not established any subcommittees and currently has no plans to do so.

The current members of the Compensation Committee are Messrs. Ligon, Middlekauff and Kindley, each of whom has been determined to be independent by our Board. The Compensation Committee met three times during 2006.

Director Nomination Process

As permitted under The Nasdaq Marketplace Rules, the Company does not have a separate nominating committee or other committee performing a similar function. Instead of such nominating committee, the Company has adopted a Director-Nomination Process by which the Company’s independent directors, acting as a majority, are authorized to recommend individuals to the Board for the

Board’s selection as director nominees. A copy of the Director-Nomination Process is posted on the Investor Relations page of our website at www.heelys.com under the caption “Governance.”

The independent directors review and interview qualified candidates, make recommendations to the Board for nominations and select the management nominees for the directors to be elected by the Company’s stockholders. The independent directors may take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees.

Under our Director-Nomination Process, the independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s directors and management and input from third parties, such as executive-search firms retained by the Board. The independent directors are required to interview candidates and obtain background information about them. The independent directors determine whether to recommend a candidate based on the background information and the information contained in the interviews.

Our Director-Nomination Process requires the independent directors to consider qualified nominees recommended by the Company’s stockholders. Nominees for directors who are recommended by any of the Company’s stockholders are evaluated in the same manner as any other nominee for director. Stockholders may submit recommendations to the independent directors, in care of the Board, through a written notice addressed to the Company’s Secretary at the Company’s principal executive offices, not less than 120 days before the anniversary of the date on which the Company’s proxy statement was released to its stockholders in connection with the previous year’s annual meeting of stockholders, or as otherwise provided in the Company’s By-Laws.

A stockholder’s written recommendation of a nominee must include or be accompanied by (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors under the proxy rules of the Securities and Exchange Commission, including a description of the qualifications of the recommended person, and (2) a written statement from the recommended person that he or she is willing to be named in the proxy statement as a nominee and to serve as a director if elected. In addition, such written recommendation must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (1) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Furthermore, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

The independent directors must also consider each individual designated in accordance with the Company’s agreement with Capital Southwest Venture Corporation (“CSVC”) and certain of the Company’s other stockholders pursuant to which CSVC has the contractual right to designate (i) two persons to be included in management’s slate of director nominees so long as it owns at least 15% of the outstanding shares of Heelys’ common stock, and (ii) one such nominee so long as it owns at least 10%, but less than 15%, of the outstanding shares of Heelys’ common stock. CSVC has designated Messrs. Ligon and Peterson to be nominated as directors of the Company at our 2007 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the current members of our Compensation Committee has, at any time, been one of our executive officers or employees. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving on our Board or our Compensation Committee.

Limitation of Liability and Indemnification

Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•       for any breach of the director’s duty of loyalty to us or our stockholders;

•       for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•       for any transaction from which the director or officer derived an improper personal benefit.

Our By-Laws provide that:

•       we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

•       we may indemnify our other employees and agents to the same extent that we indemnify our directors and officers; and

•       we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

We have also entered into an indemnification agreement with each of our directors and officers containing provisions that require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

DIRECTOR COMPENSATION

In accordance with our By-Laws, our directors are entitled to compensation for their services as determined by our Compensation Committee, including payment of their expenses, if any, for attendance at each meeting of the Board and a fixed payment for attendance at each meeting for the Board. In addition, our directors may be entitled to the issuance of stock options under our 2006 Stock Incentive Plan from time to time as determined by our Compensation Committee. Members of special or standing committees of the Board may be provided compensation for service as committee members, as determined by the Compensation Committee.

Currently, other than James T. Kindley, due to their existing equity ownership our directors do not receive compensation for services they provide as directors or members of Board committees. However, our directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Mr. Kindley is paid $12,000 per year for serving on our Board, $5,000 per year for chairing the Compensation Committee of our Board and, subject to an $8,000 per year maximum, $750 and $500 for each Board meeting and committee meeting, respectively, attended in person. Mr. Kindley’s compensation package was approved by the Board at a special meeting of the Board held on July 13, 2006.

On March 8, 2007, Mr. Kindley was granted 10,000 incentive stock options. These options were granted with an exercise price of $31.76, which was the closing trading price of our stock on March 8, 2007. The options vest and become exercisable in four equal cumulative installments on each successive anniversary date of the grant and have a contractual term of ten years. The decision to grant Mr. Kindley stock options was made by the Compensation Committee, with Mr. Kindley abstaining, after taking into consideration, among other things, director compensation at peer companies and the Compensation Committee’s belief that the granting of stock options to Mr. Kindley aligns his interest with those of our stockholders. Currently, Mr. Kindley jointly owns with his spouse 2,000 shares of our common stock.

The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standard No. 123R, which requires the measurement of compensation cost based on the estimated fair value of the award on the date of grant. We recognize that cost using the straight-line method over the period during which the employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which required service is not rendered.

The options granted to Mr. Kindley were valued at $15.30 per share. Value was determined using the Black-Scholes option pricing model using the following assumptions: (1) expected volatility of 41.74%; (2) dividend yield of 0%; (3) risk-free interest rate of 4.46%; and (4) expected life of 6.25 years. Expected volatility was estimated using the historical volatility of comparable public companies. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant. Expected life was calculated using the simplified method as prescribed by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107.

The following table summarizes the compensation earned by Mr. Kindley during 2006.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1) ($)	Total ($)
James. T. Kindley	$9,274	$9,274

(1)          Includes $4,076 for serving on our Board and $1,698 for chairing the Compensation Committee of our Board. Fees for serving on the Board and chairing the Compensation Committee were paid pro rata for the period from August 28, 2006, the date Mr. Kindley was elected to the Board and as chairman of the Compensation Committee, through December 31, 2006. The amount set forth in the table also includes $3,500 in fees paid or earned for attendance at Board and committee meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The following discussion should be read in conjunction with the various tables and accompanying narrative disclosures appearing in this Proxy Statement. Those tables and narrative provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table.

The Compensation Committee of our Board determines, or reviews and approves, forms of compensation provided to our Named Executive Officers and certain other key executive officers, including stock compensation, to ensure that total compensation paid to those officers is fair, reasonable and competitive.

Philosophy

Our philosophy is to reward executives based on individual performance as well as aligning executives’ interest with those of our stockholders with the ultimate objective of improving stockholder value. We believe that total compensation and accountability should increase with position and responsibility. Consistent with this philosophy, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company’s targeted results and strategic initiatives. The Compensation Committee has structured compensation to establish a relationship between executive pay and the Company’s performance that we believe has the elements required to attract, retain and motivate key executives.

Compensation Elements

During 2006, Named Executive Officers were compensated primarily through a combination of base salary, performance-based incentive cash bonus and equity-based compensation. During 2006, our Senior Vice President—Global Sales’ compensation also included commissions.

While Named Executive Officers were granted equity based incentive awards in 2006, we do not currently have an established plan of granting stock options on a regular or on-going basis and had not previously granted any stock options. The Compensation Committee may, if deemed necessary and desirable, grant equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Compensation Committee may deem to be in the best interest of the Company.

Base Salary

In determining base salary levels, the Compensation Committee considers the difficulty and scope of the job, the competitive market pay levels among companies with which we compete for talent and the executive’s performance. To determine the competitive market pay levels, the Compensation Committee considers several factors, including peer company performance and individual pay levels at those peer companies and the executives’ experience and performance.

The base salaries for our Named Executive Officers for 2006 were largely determined on the judgment of the Compensation Committee taking into account the factors described above. The base salaries for 2006 were calculated using a percentage increase over 2005 base salaries.

Mr. Hessong has served as our Chief Financial Officer since December 2000 and as our Vice President—Finance, Treasurer and Secretary since May 2006. As a result of this increase in position and responsibility, Mr. Hessong’s annual base salary was increased from $150,000 to $175,000, effective May 15, 2006. This increase was recommended by our executive management team and approved by the Compensation Committee. In addition to the expected increase in responsibilities resulting from Mr. Hessong’s changed position within our company, there was an increase in his responsibilities resulting from the decision to pursue an initial public offering of our common stock as well as the anticipated increase in the number of employees that would directly report to Mr. Hessong.

Effective January 1, 2007, the annual base salaries for all of our Named Executive Officers, with the exception of Mr. Adams, were increased. Mr. Staffaroni’s annual base salary increased from $238,000 to $400,000; Mr. Hessong’s increased from $175,000 to $231,000; Mr. Hamner’s increased from $210,000 to $231,000; and Mr. Beery’s increased from $139,236 to $250,000. In determining the adjusted annual base salary levels, the Compensation Committee considered all of the factors described above. In determining competitive market pay levels the Compensation Committee reviewed an analysis, prepared by our Chairman of the Board, which compared the 2005 compensation being paid to executive officers at eight peer public companies. Consideration was also given to a compensation study prepared by Watson Wyatt. Finally, the Compensation Committee took into consideration the past performance of the Named Executive Officers, the increase in responsibilities resulting from the Company’s initial public offering in December 2006 and the growth and financial performance experienced by the Company in 2006.

The amount of base salary paid to our Named Executive Officers for 2006 is shown in the Summary Compensation Table on page 24.

Performance-Based Incentive Cash Bonus

The incentive cash bonus is intended to reward behavior and results that assist in meeting the Company’s business, strategic and financial goals. Performance criteria are set annually and may include Company business objectives, Company earnings or other financial criteria applicable to the executive, the Company or both.

For 2006, there where three components to the performance-based incentive bonus: (1) 50% of the total bonus opportunity was based on the achievement of earnings versus budget (earnings being measured by EBITDA (earnings before interest, taxes depreciation and amortization)); (2) successful management of inventory levels, cash needs, and legal expenses; and (3) individual performance versus annual objectives. The maximum bonus amount that may have been earned ranged from 40% to 100% of base salary. In 2006, each of the Named Executive Officers were awarded the maximum amount. The amount of bonus paid to our Named Executive Officers is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 24.

Effective January 1, 2007, the Compensation Committee approved the Heelys, Inc. Annual Incentive Plan (the “Incentive Bonus Plan”). The Incentive Bonus Plan was established to (i) offer selected employees, including executive officers of the Company, an opportunity to participate in the growth and financial success of the Company, (ii) provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility, (iii) provide incentives by means of performance-related incentives to achieve short-term performance goals, and (iv) promote the growth and success of the business of the Company by aligning the financial interests of selected employees with that of the other stockholders of the Company. The Incentive Bonus Plan provides for the grant of annual performance bonuses and discretionary bonuses.

An annual performance bonus is an award that is paid solely on account of the attainment of one or more specific performance targets in relation to one or more performance goals. A performance goal is the business criteria (and related factors) selected by our Compensation Committee to measure the level of performance of the Company during the performance period.

The Incentive Bonus Plan has been designed with the intent to eliminate or minimize the need for the award of a discretionary bonus. The Compensation Committee recognizes, however, that unusual circumstances may occur that prevent payment of appropriate awards to a few key eligible employees. In recognition of truly extraordinary performance, occasional discretionary bonus awards may be appropriate and granted by the Compensation Committee. A discretionary bonus is primarily intended to provide a means of redressing inequities in annual performance bonus award determinations or to reward exemplary performance on a very limited basis. The awarding of a discretionary bonus is made entirely at the discretion of the Compensation Committee.

The Incentive Bonus Plan is administered by the Compensation Committee, which has the authority to interpret the Incentive Bonus Plan and to make all determinations specified in or permitted by the

Incentive Bonus Plan or deemed necessary or desirable for its administration. The Compensation Committee may, in its sole discretion, and subject to the provisions of the Incentive Bonus Plan, from time to time delegate any or all of its authority to administer the Incentive Bonus Plan to any other person, persons or committee as it deems necessary or appropriate for the proper administration of the Incentive Bonus Plan, except that no such delegation shall be made in the case of awards intended to be qualified under Section 162(m) of the Internal Revenue Code or awards held by employees who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

For 2007, there are currently 12 employees, including our Named Executive Officers, who are eligible for a performance-based bonus. The Compensation Committee or, if authorized, the Company’s Chief Executive Officer, may determine from time to time to revise or expand the employees eligible for an award under the Incentive Bonus Plan.

The Compensation Committee is responsible for establishing (i) the performance goals that will apply to that performance period; (ii) with respect to each such performance goal, the specific performance factors and targets related to each participant and, if achieved, the targeted amount of the participant’s annual performance bonus and such other applicable terms of the annual performance bonus as may be required; and (iii) the criteria for computing the amount that will be paid with respect to each level of attained performance.

The Compensation Committee also sets the minimum level of performance, based on objective factors and criteria, that must be attained during the performance period before any performance goal is deemed to be attained and any annual performance bonus will be earned and become payable and the percentage of the annual performance bonus that will be earned and become payable upon attainment of various levels of performance that equal or exceed the minimum required level.

The Compensation Committee may, in its discretion, select performance goals and specific performance factors and targets (absolute or relative to the performance of one or more peer companies or an index of peer companies) that are set forth in the Incentive Bonus Plan and that they believe measure the performance of the Company or one or more business units or divisions of the Company.

The Compensation Committee has established the performance goals for the 2007 performance period by reference to the growth in diluted earnings per share, (as determined in accordance with generally accepted accounting principles), for the fiscal year ended December 31, 2007 over diluted earnings per share for the fiscal year ended December 31, 2006. Diluted earnings per share for the fiscal year ended December 31, 2006 was $1.16. The following schedule details the performance goals (growth in diluted earnings per share) and the potential payments (performance-based cash incentive bonus) for the 2007 performance period for our Named Executive Officers.

	Potential Payments Under Non-Equity Incentive Plan Awards(1) ($)
		Target	Maximum
Name	15% Growth in Diluted EPS	20% Growth in Diluted EPS	30% Growth in Diluted EPS
Michael G. Staffaroni	$150,000	$300,000	$600,000
Michael W. Hessong	57,750	115,500	231,000
Patrick F. Hamner	57,750	115,500	231,000
Charles D. Beery	62,500	125,000	250,000
Roger R. Adams	26,250	52,500	105,000

(1)          No performance bonus is earned if the growth in diluted earnings per share is less than 10%. The maximum amount of performance bonus is earned if the growth in diluted earnings per share is 30% or greater. If the growth in diluted earnings per share is greater than 10% but less than 15%; or greater than 15% but less than 20%; or greater than 20% but less than 30%, an interpolated amount of performance bonus is earned. The maximum amount that may be earned ranges from 70% to 150% of base salary and is capped at two times the target performance bonus amount. There are no threshold or minimum payout amounts.

As soon as administratively feasible after the end of each performance period and not later than a date that would prevent timely payment, the Compensation Committee shall determine whether the performance goals applicable to annual performance bonus awards for such performance period were satisfied and, if such performance goals were satisfied, in whole or in part, the amount earned and payable for each participant granted an annual performance bonus award. In applying performance goals, the Compensation Committee may, in its discretion, exclude unusual or infrequently occurring items (including the cumulative effect of changes in the law, regulations or accounting rules), and it may determine no later than 90 days after the commencement of any applicable performance period to exclude other items, each determined in accordance with generally accepted accounting principles (to the extent applicable) and as identified in the financial statements, notes to the financial statements or discussion and analysis of management. Annual performance bonuses shall be paid in cash no later than the March 15th immediately following the performance period.

The Compensation Committee, in its sole discretion, may terminate the Incentive Bonus Plan at any time and may amend the Incentive Bonus Plan at any time in such respects as the Compensation Committee may deem advisable; provided, no amendment, suspension or termination of the Incentive Bonus Plan shall materially adversely affect the rights of any participant with respect to compensation previously earned and not yet paid. In the event that the Incentive Bonus Plan shall be suspended or terminated during the course of a performance period, an incentive award, calculated in accordance with the terms of the Incentive Bonus Plan prior to such event, will be paid to participants on a pro rata basis.

Equity Based Compensation Awards

Equity based incentive compensation is intended to align the interests of the Company’s executives with the interests of the stockholders. We believe that it also allows the Company to attract able individuals and to provide a means whereby those individuals, upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, reinforcing their concern for the welfare of the Company. Equity grants are made at the discretion of the Compensation Committee.

Commissions

During 2006, Mr. Beery, our Senior Vice President—Global Sales, earned commissions on net sales invoiced, excluding net sales derived from certain specified independent distributors. Commissions were calculated at 0.5% of invoiced net sales and were paid monthly in cash. Commissions were paid to Mr. Beery to compensate him for his role as our Senior Vice President—Global Sales and this structure was based upon estimated net sales for the year. Because of the considerable and unforeseen growth in net sales during 2006, commissions earned by Mr. Beery were a significant portion of his compensation.

Effective January 1, 2007, Mr. Beery’s compensation was restructured and no longer includes commissions. This restructuring was done to align Mr. Beery’s compensation with those of the other members of our executive management team and our stockholders’ interests.

The commissions earned by Mr. Beery during 2006 are included in the Summary Compensation Table on page 24.

Retirement Program

Our executive officers are eligible to participate in the same qualified retirement program available to most of our other employees. The program consists of a 401(k) plan. Contributions by the Company are discretionary and are made on behalf of each eligible employee who is employed by us on the last day of the plan year. For 2006, the Company elected to make a matching contribution on behalf of each eligible employee who was employed by us on December 31, 2006 of 100% of each eligible employee’s salary deferral contributions to the 401(k) plan limited to 6% of any such employee’s contribution for the year.

The incremental value of benefits provided to the Named Executive Officers under this program in 2006 is included in the “All Other Compensation” column of the Summary Compensation Table on page 24.

Because it has been determined that our 401(k) plan is top heavy for the 2007 plan year, the Company will be required to make a contribution for 2007 of 3% of eligible wages for all eligible non-key employees who are employed by us on the last day of the 2007 plan year, regardless of whether any such employee elects to contribute to the 401(k) plan during the 2007 year.

Perquisites and Other Personal Benefits.

In 2006, each of Mr. Hessong and Mr. Hamner received $500 per month for the use and maintenance of a personal car or truck. Effective January 1, 2007, the Company terminated the car allowance benefit. The value of this benefit is included in the “All Other Compensation” column of the Summary Compensation Table on page 24.

Messrs. Staffaroni, Hessong and Beery are reimbursed for insurance premiums for life insurance policies for their respective benefit. Coverage amounts are $500,000. The value of this benefit is included in the “All Other Compensation” column of the Summary Compensation Table on page 24. Mr. Hamner will be added to this program in 2007.

Equity Award Grant Policy

In June 2006, the Company adopted the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan provides for the granting of equity awards in the form of stock options.

Equity awards are granted at the discretion of the Compensation Committee. New employees below the director level must reach their first anniversary of employment prior to being eligible for an equity award grant. New employees working at or above the director level and all new members of the Board would be eligible for immediate grant of stock options upon employment with the Company or upon joining the Board. The granting of equity awards will be targeted to occur on the last trading day of the second month of each fiscal quarter.

As of April 19, 2007, there were 29,028 shares of our common stock remaining available that may be granted to employees, consultants and nonemployee directors of the Company under the 2006 Stock Incentive Plan. Stockholder approval would be necessary to increase the number of shares available for stock option grants.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as “performance-based compensation.” Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by the Company’s stockholders. We expect that all compensation paid in 2006 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or the compensation qualifies as performance-based compensation.

EXECUTIVE COMPENSATION TABLES

The following Summary Compensation Table sets forth information concerning the compensation paid to or earned by: (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the Company’s other Named Executive Officers listed below. We refer to the individuals listed in the table below as the “Named Executive Officers” throughout this Proxy Statement. The compensation described in this table does not include medical, group life insurance or other benefits that are generally available to all of our salaried employees.

SUMMARY COMPENSATION TABLE

						Non-Equity
					Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)		Commissions ($)	Awards ($)(1)	Compensation ($)(2)	Compensation ($)		Total ($)
Michael G. Staffaroni	2006	$238,000	(3)	$—	$87,614	$238,000	$14,015	(7)	$577,629
Chief Executive Officer and President
Michael W. Hessong	2006	165,625	(4)	—	110,181	121,250	19,820	(8)	416,876
Chief Financial Officer, Vice President—Finance, Treasurer and Secretary
Patrick F. Hamner	2006	129,769	(5)	—	209,743	129,769	6,990	(9)	476,271
Chairman of the Board
Charles D. Beery	2006	139,236	(6)	937,741	76,994	55,694	13,200	(10)	1,222,865
Senior Vice President—Global Sales
Roger R. Adams(11)	2006	150,000		—	—	105,000	13,200	(12)	268,200
Director of Research and Development

(1)           Dollar amounts in the Option Awards column reflect the compensation expense recognized by the Company for financial statement reporting purposes with respect to stock options during the 2006 fiscal year in accordance with SFAS 123R. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 15 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(2)           Amounts consist of cash incentive compensation awards earned for services rendered in 2006. The amounts were paid pursuant to the 2006 performance-based incentive cash bonus program described in “Compensation Discussion and Analysis—Compensation Elements—Performance-Based Incentive Cash Bonus.”

(3)           Effective January 1, 2007, Mr. Staffaroni’s base annual salary was increased to $400,000.

(4)           Mr. Hessong’s annual salary was $150,000 from January 1, 2006 through May 15, 2006 and $175,000 from May 16, 2006 through December 31, 2006. Effective January 1, 2007, Mr. Hessong’s base annual salary was increased to $231,000.

(5)           Mr. Hamner joined Heelys in May of 2006, and received salary compensation during 2006 of $129,769, reflecting an annualized salary of $210,000. Effective January 1, 2007, Mr. Hamner’s base annual salary was increased to $231,000.

(6)           Effective January 1, 2007, Mr. Beery’s base annual salary was increased to $250,000.

(7)           Includes $13,200 representing the Company’s contribution made under its 401(k) plan and $815 representing the dollar value of insurance premiums paid during 2006 with respect to life insurance for the benefit of Mr. Staffaroni.

(8)           Includes $13,200 representing the Company’s contribution made under its 401(k) plan, $6,000 car allowance and $620 representing the dollar value of insurance premiums paid during 2006 with respect to life insurance for the benefit of Mr. Hessong. Effective January 1, 2007, Mr. Hessong will no longer receive a car allowance.

(9)           Includes $3,240 representing the Company’s contribution made under its 401(k) plan and $3,750 car allowance. Effective January 1, 2007, Mr. Hamner will no longer receive a car allowance.

  (10) Includes $13,200 representing the Company’s contribution made under its 401(k) plan. Mr. Beery was not reimbursed for any insurance premiums during 2006, but did receive a reimbursement in January 2007, the dollar value of which was $1,395.

  (11) Mr. Adams served as our President and Secretary until May 2006, when he transitioned to his current position as our Director of Research and Development.

  (12) Includes $13,200 representing the Company’s contribution made under its 401(k) plan.

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2006.

GRANTS OF PLAN-BASED AWARDS

		Potential Payments Under Non-Equity Incentive Plan Awards(6)			All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (#)		Awards ($/Sh)	Awards ($)(5)
Michael G. Staffaroni	06/23/06				330,000	(1)	4.05	672,930
Michael G. Staffaroni		0	119,000	238,000
Michael W. Hessong	06/23/06				415,000	(2)	4.05	846,260
Michael W. Hessong		0	60,625	121,250
Patrick F. Hamner	06/23/06				790,000	(3)	4.05	1,610,953
Patrick F. Hamner		0	64,885	129,769
Charles D. Beery	06/23/06				290,000	(4)	4.05	591,363
Charles D. Beery		0	27,847	55,694
Roger R. Adams	—	0	52,500	105,000	—		—	—

(1)          Includes 123,575 incentive stock options which vest and become exercisable as follows: 4,119.7 shares each month ending July 31, 2006 through the month ending December 31, 2006; 2,059.85 shares each month for the period beginning January 31, 2007 and ending December 31, 2009; and 4,119.7 shares each month ending January 31, 2010 through the month ending June 30, 2010. Includes 206,425 of non-qualified stock options which vest and become exercisable as follows: 2,755.3 shares each month ending July 31, 2006 through the month ending December 31, 2006; 4,815.15 shares each month ending January 31, 2007 through the month ending December 31, 2009; and 2,755.3 shares each month ending January 31, 2010 through the month ending June 30, 2010.

(2)          Includes 123,575 incentive stock options which vest and become exercisable as follows: 4,119.7 shares each month ending July 31, 2006 through the month ending December 31, 2006; 2,059.85 shares each month for the period beginning January 31, 2007 and ending December 31, 2009; and 4,119.7 shares each month ending January 31, 2010 through the month ending June 30, 2010. Includes 291,425 of non-qualified stock options which vest and become exercisable as follows: 4,526.125 shares each month ending July 31, 2006 through the month ending December 31, 2006; 6,585.975 shares each month ending January 31, 2007 through the month ending December 31, 2009; and 4,526.125 shares each month ending January 31, 2010 through the month ending June 30, 2010.

(3)          Includes 123,575 incentive stock options which vest and become exercisable as follows: 4,119.7 shares each month ending July 31, 2006 through the month ending December 31, 2006; 2,059.85 shares each month for the period beginning January 31, 2007 and ending December 31, 2009; and 4,119.7 shares each month ending January 31, 2010 through the month ending June 30, 2010. Includes 666,425 of non-qualified stock options which vest and become exercisable as follows: 12,338.625 shares each month ending July 31, 2006 through the month ending December 31, 2006; 14,398.475 shares each month ending January 31, 2007 through the month ending December 31, 2009; and 12,338.625 shares each month ending January 31, 2010 through the month ending June 30, 2010.

(4)          Includes 123,575 incentive stock options which vest and become exercisable as follows: 4,119.7 shares each month ending July 31, 2006 through the month ending December 31, 2006; 2,059.85 shares each month for the period beginning January 31, 2007 and ending December 31, 2009; and 4,119.7 shares each month ending January 31, 2010 through the month ending June 30, 2010. Includes 166,425 of non-qualified stock options which vest and become exercisable as follows: 1,921.975 shares each month ending July 31, 2006 through the month ending December 31, 2006; 3,981.825 shares each month ending January 31, 2007 through the month ending December 31, 2009; and 1,921.975 shares each month ending January 31, 2010 through the month ending June 30, 2010.

(5)          Reflects the aggregate grant date fair values, computed in accordance with SFAS 123R. Refer to Note 15 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(6)          Our 2006 performance-based cash incentive program was designed to reward executive and senior management-level employees for their individual performance and for the Company’s performance. The 2006 performance-based cash incentive program consisted of the following components (1) 50% of the total bonus opportunity was based on the achievement of earnings versus budget (earnings being measured by EBITDA (earnings before interest, taxes depreciation and amortization)); (2) successful management of inventory levels, cash needs, and legal expenses; and (3) individual performance versus annual objectives. The maximum amount that may have been earned ranged from 40% to 100% of base salary. There were no threshold or minimum payout amounts. Actual amounts earned by our Named Executive Officers for 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael G. Staffaroni	41,249	288,751	4.05	06/23/16
Michael W. Hessong	51,874	363,126	4.05	06/23/16
Patrick F. Hamner	98,749	691,251	4.05	06/23/16
Charles D. Beery	36,249	253,751	4.05	06/23/16
Roger R. Adams	—	—	—	—

(1)          Generally, all of the stock options granted to our Named Executive Officers vest in 48 equal monthly installments beginning July 31, 2006, assuming continued employment. Please refer to the Grants of Plan-Based Awards table above for more precise vesting terms.

OPTION EXERCISES

There were no exercises of stock options during 2006 by any of the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreements

We entered into an employment agreement with Mr. Adams in May 2000 and with each of Messrs. Staffaroni, Hessong and Beery in November 2005. Each of the agreements with Messrs. Staffaroni and Beery was amended and restated in September 2006, at which time we also entered into an employment agreement with Mr. Hamner. Each of the agreements with Messrs. Adams and Hessong was amended and restated in November 2006. Each of the agreements with Messrs. Staffaroni, Hamner, Hessong and Beery were amended in April 2007, effective as of January 1, 2007. The initial employment terms under the employment agreements expire on December 31, 2008 (December 31, 2007 for Mr. Adams). Each of the employment agreements is subject to an automatic annual one-year renewal, unless either we or the employee provides 90-day advance notice of termination.

Under each employment agreement, if the executive is terminated without cause, including in connection with a change of control (as defined in the employment agreements), or if he is constructively terminated due to a reduction in his title or scope of his responsibilities or because he is required to relocate more than 50 miles from our company’s headquarters, he is entitled to receive an amount equal to his annual base salary (for Mr. Staffaroni, two times his annual base salary) plus one month of base salary for each year of completed service in excess of five years. Such payments will be made in equal monthly installments over one year after termination (two years for Mr. Staffaroni). In addition, the executive will be reimbursed for the cost of the monthly health insurance premiums payable by such executive to maintain coverage for such executive and his dependents for up to 18 months after his termination without cause.

Each employment agreement also provides that upon death or disability, the executive or his estate will be entitled to be paid an amount equal to the executive’s then current annual base salary (two years for

Mr. Staffaroni). Such payments will be made in equal monthly installments over one year after such executive’s death or disability (two years for Mr. Staffaroni). Each employment agreement prohibits the executive from disclosing our confidential or proprietary information and contains certain non-competition and non-solicitation provisions which restrict the executive during the term of his employment and for a period of one year after the date of termination of employment.

The stock option awards were granted to the Named Executive Officers under our 2006 Stock Incentive Plan. These awards, in accordance with the terms and conditions of the 2006 Stock Incentive Plan, provide for accelerated vesting upon a change of control.

The following table illustrates the benefits that would be received by the Named Executive Officers assuming a hypothetical termination without cause occurring on the last business day of 2006.

Termination Without Cause

Name	Salary Continuation(1) ($)	Health Insurance(2) ($)	Total ($)
Michael G. Staffaroni	$476,000	$21,026	$497,026
Michael W. Hessong	189,583	21,600	211,183
Patrick F. Hamner	227,500	20,916	248,416
Charles D. Beery	139,236	21,026	160,262
Roger R. Adams	162,500	17,625	180,125

(1)          Salary continuation benefits include an amount equal to annual base salary (two times annual base salary for Mr. Staffaroni) plus one month of base salary for each year of completed service in excess of five years (including service as a member of our Board of Directors).

(2)          The amount shown above is the current cost of health insurance premiums to maintain coverage for the Named Executive Officer and his dependents for 18 months.

The following table illustrates the benefits that would be received by the Named Executive Officers assuming a hypothetical change-in-control occurring on the last business day of 2006.

Change-In-Control

Name	Salary Continuation(1) ($)	Stock Option Acceleration(2) ($)	Health Insurance(3) ($)	Total ($)
Michael G. Staffaroni	$476,000	$8,102,353	$21,026	$8,599,379
Michael W. Hessong	189,583	10,189,315	21,600	10,400,498
Patrick F. Hamner	227,500	19,396,503	20,916	19,644,919
Charles D. Beery	139,236	7,120,253	21,026	7,280,515
Roger R. Adams	162,500	—	17,625	180,125

(1)          Salary continuation benefits include an amount equal to annual base salary (two times annual base salary for Mr. Staffaroni) plus one month of base salary for each year of completed service in excess of five years (including service as a member of our Board of Directors).

(2)          Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon a change in control. The intrinsic value per option is calculated as the excess of the closing market price of Heelys common stock on December 29, 2006 of $32.11 per share over the exercise price of the option. The following number of options would have immediately vested upon change of control:

Name	Number of Options
Michael G. Staffaroni	288,751
Michael W. Hessong	363,126
Patrick F. Hamner	691,251
Charles D. Beery	253,751
Roger R. Adams	—

(3)          Current cost of the health insurance premiums to maintain coverage for the Named Executive Officer and his dependents for 18 months.

The following table illustrates the benefits that would be received by the Named Executive Officers assuming a hypothetical death or disability occurring on the last business day of the fiscal year ended December 31, 2006.

Death or Disability

Name	Salary Continuation(1) ($)	Total ($)
Michael G. Staffaroni	$476,000	$476,000
Michael W. Hessong	175,000	175,000
Patrick F. Hamner	210,000	210,000
Charles D. Beery	139,236	139,236
Roger R. Adams	150,000	150,000

(1)          Salary continuation benefits include an amount equal to annual base salary (two times annual base salary for Mr. Staffaroni).

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which include the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto.

The Audit Committee of the Board of Directors currently is comprised of the three undersigned directors, all of whom have been determined by the Board to be independent as defined by Rule 4200(a)(15) of The Nasdaq Marketplace Rules. The Audit Committee acts under a written charter approved by the Board. A complete copy of the Audit Committee’s charter is posted on the Investor Relations page at the Company’s website at www.heelys.com.

As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of the Company’s financial statements and independent registered public accounting firm’s qualifications and independence. In carrying out these responsibilities, the Audit Committee met with the Company’s management periodically to consider the adequacy of the objectivity of its financial reporting. The Audit Committee discussed these matters with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and with the appropriate financial personnel.

The Audit Committee reviewed with management and the independent registered public accounting firm the Company’s 2006 audited financial statements and met with both management and the independent registered public accounting firm to discuss and review those financial statements and reports prior to issuance. Management has the primary responsibility for the Company’ financial statements and the overall reporting process, including the Company’s system of internal controls over the financial reporting. Management has represented and Deloitte & Touche LLP has indicated in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. As part of its efforts to ensure the independence of Heelys’ independent registered public accounting firm, the Audit Committee maintains a policy requiring the pre-approval by the Audit Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE
Samuel B. Ligon, Chairman
Richard E. Middlekauff
James T. Kindley

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2006 Annual Report on Form 10-K.

MEMBERS OF THE COMPENSATION COMMITTEE
James T. Kindley, Chairman Samuel B. Ligon Richard E. Middlekauff

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Audit Committee Report and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission; nor will such information be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

•       employment agreements with certain executive officers, which are discussed above under the caption “Executive Compensation”;

•       compensation paid to James T. Kindley for his service as a director, which is discussed above under the caption “Director Compensation”; and

•       the transactions described below.

Agreement with Roger R. Adams

In May 2006, we purchased 724,300 shares of our common stock owned by Mr. Adams for a purchase price of $1,999,937, or approximately $2.76 per share. Simultaneously with this sale and purchase, Mr. Adams also sold to Patrick F. Hamner, our Chairman of the Board, 362,150 shares of our common stock owned by Mr. Adams for a purchase price of $999,969, or approximately $2.76 per share.

Agreements with CSVC

CSVC, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock.

In May 2000, we borrowed $1,800,000 from CSVC, which we repaid in August 2003, and sold to CSVC 1,745,455 shares of Series A Preferred Stock for a purchase price of $480,000 and 436,364 shares of our Series B Preferred Stock for a purchase price of $120,000.

In May 2005, we redeemed all of our Series A Preferred Stock from CSVC for a purchase price of $480,000. In June 2006, each share of Series B Preferred Stock held by CSVC was converted into one share of our common stock, prior to giving effect to the 25-for-one stock split we effected in October 2006.

In September 2006, we entered into an agreement with CSVC and certain of our other stockholders pursuant to which CSVC has the contractual right to designate (i) two persons to be included in management’s slate of director nominees so long as it owns at least 15% of the outstanding shares of our common stock, and (ii) one such nominee so long as it owns at least 10%, but less than 15%, of the outstanding shares of our common stock. The two director nominees designated by CSVC are Jeffrey G. Peterson, a Vice President of Capital Southwest Corporation, and Samuel B. Ligon. William R. Thomas, who has served as one of our directors since August 2006, is President, Chairman of the Board and a director of Capital Southwest Corporation. Mr. Thomas is not standing for re-election to the Board.

Investor Rights Agreement

In May 2000, in connection with our formation and initial capitalization, our initial stockholders and investors entered into an Investor Rights Agreement giving the investors the right to designate directors, a right of first refusal to purchase shares of our common stock, a right of co-sale with respect to shares of our common stock and a right to purchase additional shares of our common stock. Upon the consummation of our initial public offering in December 2006, the Investor Rights Agreement was terminated.

Agreement with Richard E. Middlekauff

Richard E. Middlekauff has served as one of our directors since our inception in 2000.  In April 2006, we purchased 724,325 shares of our common stock owned by Mr. Middlekauff for a purchase price of $2,000,006, or approximately $2.76 per share.

Agreements with Samuel B. and Patricia P. Ligon

Mr. Ligon has served as one of our directors since June 2000. In May 2000, we borrowed $75,000 from Samuel and Patricia Ligon (his spouse), which we repaid in August 2003, and sold Mr. and Mrs. Ligon 72,727 shares of Series A Preferred Stock for a purchase price of $20,000 and 18,181 shares of Series B Preferred Stock for a purchase price of $5,000.

In May 2005, we redeemed all of our Series A Preferred Stock from Mr. and Mrs. Ligon for a purchase price of $20,000. In June 2006, each share of Series B Preferred Stock held by Mr. and Mrs. Ligon was converted into one share of our common stock, prior to giving effect to the 25-for-one stock split we effected in October 2006.

Indemnification

We have entered into an indemnification agreement with each of our directors and officers. A description of the indemnification available to our directors and officers under these agreements is discussed under the caption “Corporate Governance; Limitation of Liability and Indemnification.”

Participation in Directed Share Program

We completed an initial public offering of our common stock in December 2006. The underwriters of the offering reserved for sale, at the initial public offering price, shares of our common stock being offered for sale in the offering for our employees and their families and other persons associated with us who expressed an interest in purchasing shares of common stock in our initial public offering. All members of our board of directors and executive officers were eligible to participate in this directed share program.

Mr. Kindley, one of our directors, purchased 2,000 shares of our common stock under this directed share program.

Review and Approval Policy

Pursuant to resolutions adopted by our Board on August 29, 2006, all transactions between the Company and its officers, directors, principal stockholders and their affiliates must be on terms no less favorable to the Company than could be obtained by the Company from unrelated third parties and must be approved by a majority of the outside independent and disinterested directors.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Aggregate fees for professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2005 and 2006 were as follows:

	2005	2006
Audit Fees	$43,026	$1,139,944
Audit-Related Fees	—	—
Tax Fees	2,615	24,564
All Other Fees	—	—
Total Fees	$45,641	$1,164,508

Audit Fees are fees billed for professional services rendered for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2006. Audit Fees for 2006 includes fees billed for professional services rendered in connection with the filing of our initial public offering in December 2006 which included: review of quarterly financial information for the fiscal years 2004, 2005 and 2006; audit of the consolidated financial statements for the nine months ended September 30, 2006; review of our registration statement on Form S-1 (including amendments); and issuance of comfort letters to the underwriters. Of the Audit Fees for the year ended December 31, 2006, $967,834 was directly related to our initial public offering.

Tax Fees are fees billed for professional services rendered in connection with tax compliance, tax advice and tax consulting.

Under the Audit Committee’s charter, the Audit Committee must pre-approve all audit and, as required by law or regulation, any non-audit services provided by the Company’s independent auditors and must not engage the Company’s independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, acting as a subcommittee or otherwise. The decisions of any member or members to whom pre-approval authority is delegated must be presented to the Audit Committee at its next scheduled meeting.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Heelys and its stockholders. The proxies solicited by Heelys will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Heelys printed and mailed these proxy materials.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If you intend to submit a stockholder proposal and request its inclusion in the 2008 proxy statement and form of proxy, such submission must be in writing and received by us no later than January 7, 2008. Any such proposal must comply with our By-Laws and the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

Section 13 of Article 2 of our By-Laws provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or a special meeting to elect directors, must provide us with timely written notice of their proposal. To nominate any candidate for election as a director at any annual meeting of stockholders to elect any directors, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date in the current year that corresponds to the date that we released our proxy statement to stockholders for the previous year’s annual meeting. If, however, no meeting was held in the prior year, no proxy statement was released to stockholders for the prior year’s meeting or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the 90th day before the date of the annual meeting or on the tenth day following the day on which the date of the annual meeting is first publicly announced or disclosed (including by sending or transmitting notice of the meeting), whichever is earlier. To be timely to nominate any candidate for election as a director at any special meeting of stockholders to elect any directors, a stockholder’s notice must be delivered to and received at our principal executive offices no later than the tenth day following the day on which the date of the special meeting and the number of directors to be elected at that meeting is first publicly announced or disclosed

Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. Subject to the foregoing, our By-Laws specifically acknowledge CSVC’s right to nominate directors in accordance with the agreement between CSVC and us.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2006 Annual Report to Stockholders, including financial statements for the year ended December 31, 2006, accompanies this Proxy Statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006, may do so without charge by viewing these documents on our website at www.heelys.com or by writing to: Corporate Secretary, Heelys, Inc., 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

By Order of the Board of Directors:

Michael W. Hessong
Corporate Secretary
April 27, 2007

Annual Meeting of Stockholders

Thursday, May 31, 2007

10:00 a.m. Central Daylight Saving Time

Crowne Plaza Hotel

Addison Lecture Hall

14315 Midway Road, Addison, Texas 75001

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEELYS, INC. (THE “COMPANY”) FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2007 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Patrick F. Hamner, Michael G. Staffaroni and Michael W. Hessong as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Heelys, Inc. held of record by the undersigned on April 19, 2007, at the Annual Meeting of Stockholders to be held on May 31, 2007, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted “FOR” each of the nominees for the Board of Directors listed in Item 1 on the other side, and “FOR” the ratification of the appointment of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for fiscal 2007.  Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. The Company anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement and notice for the Annual Meeting of Stockholders to be held May 31, 2007.

See reverse for voting instructions.

Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY.

1.	Election of directors:	01	Michael G. Staffaroni	☐	FOR	☐	WITHHOLD authority
		02	Roger R. Adams		all nominees		to vote for nominees
		03	Patrick F. Hamner		(except as marked)
		04	Samuel B. Ligon
		05	Richard E. Middlekauff
		06	Jeffrey G. Peterson
		07	James T. Kindley

(Instructions: To withhold authority to vote for any indicated nominee(s), mark the “FOR” box above and write the number of the nominee(s) for whom you withhold authority to vote in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2007:				☐ For		☐ Against	☐ Abstain

3.	In their discretion, the Named Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND ITEM 2.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) of Stockholder

Please sign exactly as your name(s) appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.